Exhibit 99.1
Kaiser Aluminum Corporation Reports
Third Quarter and First Nine Months 2019 Financial Results

Third Quarter 2019 Results:

•	Net Sales $375 Million; Net Income $25 Million; Earnings per Diluted Share $1.57

•	Value Added Revenue $215 Million; Adjusted EBITDA $57 Million; Adjusted EBITDA Margin 26.4%

•	Adjusted Net Income $29 Million; Adjusted Earnings per Diluted Share $1.82

Third Quarter 2019 Highlights:

•	Record Value Added Revenue and Adjusted EBITDA - Strong Aerospace Demand, Value Added Pricing

•	Weakening Industrial Demand Exacerbated by Supply Chain Destocking

•	Lower Than Anticipated Automotive Shipments - General Motors Strike, Program Launch Delays

FOOTHILL RANCH, Calif., October 23, 2019 - Kaiser Aluminum Corporation (NASDAQ:KALU) today announced third quarter and first nine months 2019 results.

Third Quarter Management Summary and Full Year 2019 Outlook

“Third quarter 2019 results established new records for value added revenue and EBITDA, driven by continued strength in our aerospace order book and strong value added pricing. These results were achieved despite weakening industrial demand exacerbated by destocking throughout the supply chain and lower than anticipated automotive shipments due to delays in new program launches and the General Motors strike,” said Jack A. Hockema, Chairman and Chief Executive Officer. “General engineering shipments also reflected the allocation of a portion of our general engineering plate capacity to meet strong aerospace customer demand.

“Record nine month 2019 results for value added revenue, EBITDA and adjusted earnings per diluted share confirm strong underlying momentum. Strong results were achieved despite the approximately $15 million EBITDA impact of planned and unplanned downtime at our Trentwood facility in Spokane, Washington, and the impact from our automotive programs transitioning from end-of-life programs to new program launches,” said Mr. Hockema.

“Driven by a strong aerospace order book, we anticipate fourth quarter 2019 results will be similar to the fourth quarter 2018, reflecting the impact of normal seasonal demand weakness, slowing industrial demand and a potential $3-$6 million EBITDA impact related to the General Motors strike, depending on how quickly demand ramps up in the supply chain. For the full year 2019, we continue to anticipate low to mid-single digit percent year-over-year growth in value added revenue and an EBITDA margin above 25%. Shipments are expected to be down year-over-year as our mix has shifted towards higher value added aerospace products,” stated Mr. Hockema.

Long-term Aerospace Demand and Capacity Outlook

“Although timing of the Boeing 737-MAX resolution remains uncertain, our aerospace order book is strong with solid visibility well into 2020,” said Mr. Hockema. “Our Trentwood facility has been operating near capacity for more than a decade as growing demand for our aerospace and general engineering plate has absorbed six separate phases of capacity expansion. As aerospace demand has further increased over the past twelve months, our order book has been exceptionally strong resulting in the need to allocate some of our general engineering plate capacity to meet our strong customer demand.

“We expect to have increased capacity available in 2020 as we continue to realize the full benefits of the Trentwood modernization in addition to expecting significantly less downtime than we experienced in the first half 2019. However, as we continue to monitor the long-term needs of our customers, our team has developed a future state vision for additional brown site expansions at Trentwood that can be implemented in phases to accommodate expected customer demand needs well beyond the next decade. We are closely evaluating those needs and opportunities to assess timing for the next phases of expansion,” concluded Mr. Hockema.

Third Quarter 2019 Consolidated Results
(Unaudited)*
(In millions of dollars, except shipments, realized price and per share amounts)

	Quarterly		September 30,
	3Q19	3Q18	2019	2018

Shipments (millions of lbs.)	154	159	473	494

Net sales	$375	$393	$1,145	$1,197
Less hedged cost of alloyed metal[1]	(160)	(188)	(503)	(579)
Value added revenue	$215	$205	$642	$618

Realized price per pound ($/lb.)
Net sales	$2.43	$2.48	$2.42	$2.42
Less hedged cost of alloyed metal	(1.04)	(1.19)	(1.06)	(1.17)
Value added revenue	$1.39	$1.29	$1.36	$1.25

As reported
Operating income	$41	$35	$116	$107
Net income	$25	$22	$73	$68
EPS, diluted[2]	$1.57	$1.29	$4.47	$4.03

Adjusted[3]
Operating income	$44	$36	$124	$118
EBITDA[4]	$57	$47	$160	$150
EBITDA margin[5]	26.4%	23.1%	25.0%	24.3%
Net income	$29	$24	$82	$80
EPS, diluted[2]	$1.82	$1.43	$5.06	$4.72

[1] Hedged cost of alloyed metal is our Midwest transaction price of aluminum plus the price of alloying elements plus any realized gains and/or losses on settled hedges, related to the metal sold in the referenced period.

[2] Diluted shares for EPS are calculated using the treasury stock method.
[3] Adjusted numbers exclude non-run-rate items (for all Adjusted numbers and EBITDA refer to Reconciliation of Non-GAAP Measures).
[4] Adjusted EBITDA = Consolidated Operating Income before non-run-rate plus Depreciation and Amortization.
[5] Adjusted EBITDA margin = Adjusted EBITDA as a percent of Value Added Revenue.

*Please refer to GAAP financial statements.
Totals may not sum due to rounding.

Third Quarter 2019

Net sales for the third quarter 2019 were $375 million, compared to $393 million in the prior year period, reflecting a 3% decrease in shipments and a 2% decrease in average selling price. The decrease in average selling price reflected an approximately 8% increase in value added revenue per pound and a 13% decrease in underlying contained metal costs.

Value added revenue for the third quarter 2019 increased to $215 million from $205 million in the prior year period, driven by strong aerospace demand and value added revenue pricing, partially offset by lower general engineering and automotive shipments. Value added revenue for the Company’s aerospace/high strength applications increased 13% to $128 million and shipments increased 7% reflecting a strong aerospace order book for the Company's products. Value added revenue for general engineering applications decreased 1% to $58 million on an 8% decrease in shipments, reflecting weakening industrial demand and the impact of allocating a portion of heat-treat plate capacity to meet strong aerospace demand. Value added revenue for automotive extrusions decreased 13% to $24 million, reflecting a 2% decrease in shipments due to delays in program launches and the impact of the General Motors strike.

Adjusted consolidated EBITDA of $57 million in the third quarter 2019 increased $9 million compared to the prior year period reflecting strong aerospace demand for the Company's products and higher value added pricing. Adjusted EBITDA as a percentage of value added revenue increased to 26.4% in the third quarter 2019 as compared to 23.1% in the prior year period.

Net income for the third quarter 2019 was $25 million, or $1.57 per diluted share, compared to net income and diluted earnings per share of $22 million and $1.29, respectively, for the prior year period. Excluding the impact of non-run-rate items, adjusted net income was $29 million or $1.82 per diluted share, for the third quarter 2019, compared to adjusted net income of $24 million or $1.43 per diluted share, for the third quarter 2018.

First Nine Months 2019

Net sales for the first nine months 2019 were $1.1 billion compared to $1.2 billion in the prior year period, reflecting a 4% decrease in shipments. The average selling price was unchanged and reflected an approximately 9% increase in value added revenue per pound and a 9% decrease in underlying contained metal costs.

Value added revenue for the first nine months 2019 increased 4% to $642 million despite a 4% decrease in shipments, compared to $618 million in the prior year period. Higher value added revenue reflected strong aerospace demand and a richer mix of sales, partially offset by lower automotive and general engineering shipments. In addition, overall heat treat plate capacity was constrained during the first half 2019 due to the planned and unplanned downtime at the Company's Trentwood facility. Value added revenue for the Company’s aerospace/high strength applications increased 12% to $373 million and shipments increased 10% reflecting continued strength in the Company's aerospace order book. Value added revenue for general engineering applications increased 1% to $180 million on 12% lower shipments reflecting improved pricing and the impact of allocating heat-treat plate capacity to meet strong aerospace customer demand. Value added revenue for automotive extrusions decreased 20% to $71 million, reflecting a 10% decrease in shipments due to the transition from end-of-life programs to new program applications and a trend to lower value added mix.

Adjusted consolidated EBITDA of $160 million in the first nine months 2019 increased $10 million compared to the prior year period reflecting continued strength in demand for the Company's aerospace products and higher valued added revenue pricing partially offset by the approximately $15 million negative impact of planned and unplanned downtime at Trentwood in the first half 2019, and lower automotive shipments and related cost inefficiencies. Adjusted EBITDA as a percentage of value added revenue increased to 25.0% in the first nine months 2019 as compared to 24.3% in the prior year period.

Net income for the first nine months 2019 was $73 million, or $4.47 per diluted share, compared to net income and diluted earnings per share of $68 million and $4.03, respectively, for the prior year period. Excluding the impact of non-run-rate items, adjusted net income was $82 million or $5.06 per diluted share, for the first nine months 2019, an increase from adjusted net income of $80 million or $4.72 per diluted share, for the first nine months 2018.

Cash Flow and Balance Sheet

In the first nine months 2019, adjusted EBITDA of $160 million funded working capital requirements and approximately $41 million of capital investments. In addition, the Company returned $70 million of cash to shareholders through dividends and share repurchases. As of September 30, 2019, total cash and cash equivalents and short-term investments were approximately $197 million and borrowing availability under the Company's Revolving Credit Facility was approximately $292 million. The Company's strong balance sheet and cash flow generation continues to support growth and capital deployment priorities while providing flexibility and sustainability through economic and industry cycles.

Conference Call

Kaiser Aluminum Corporation will host a conference call on Thursday, October 24, 2019, at 10:00am (Pacific Time); 12:00pm (Central Time); 1:00pm (Eastern Time), to discuss third quarter and first nine months 2019 results. To participate, the conference call can be directly accessed from the U.S. and Canada at (844) 889-7783, and accessed internationally at (661) 378-9764. A link to the simultaneous webcast can be accessed on the Company’s website at http://investors.kaiseraluminum.com/events.cfm. A copy of a presentation will be available for download prior to the call and an audio archive will be available on the Company’s website following the call.

Company Description

Kaiser Aluminum Corporation, headquartered in Foothill Ranch, Calif., is a leading producer of semi-fabricated specialty aluminum products, serving customers worldwide with highly-engineered solutions for aerospace and high-strength, custom automotive, general engineering, and other industrial applications. The Company’s North American facilities produce value-added sheet, plate, extrusions, rod, bar, tube, and wire products, adhering to traditions of quality, innovation, and service that have been key components of the culture since the Company was founded in 1946. The Company’s stock is included in the Russell 2000® index and the S&P Small Cap 600® index.

Available Information

For more information, please visit the Company’s website at www.kaiseraluminum.com. The website includes a section for investor relations under which the Company provides notifications of news or announcements regarding its financial performance, including Securities and Exchange Commission (SEC) filings, investor events, and earnings and other press releases. In addition, all Company filings submitted to the SEC are available through a link to the section of the SEC’s website at www.sec.gov, which includes: Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and Proxy Statements for the Company’s annual stockholders’ meetings, and other information statements as filed with the SEC. In addition, the Company provides a webcast of its quarterly earnings calls and certain events in which management participates or hosts with members of the investment community.

Non-GAAP Financial Measures

This earnings release contains certain non-GAAP financial measures. A “non-GAAP financial measure” is defined as a numerical measure of a company’s financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with GAAP in the statements of income, balance sheets, or statements of cash flow of the Company. Pursuant to the requirements of Regulation G, the Company has provided a reconciliation of non-GAAP financial measures to the most directly comparable financial measure in the accompanying tables.

The non-GAAP financial measures used within this earnings release are value added revenue, adjusted operating income, EBITDA, adjusted EBITDA, adjusted net income, and adjusted earnings per diluted share which exclude non-run-rate items and ratios related thereto. As more fully described in these reports, “non-run-rate” items are items that, while they may occur from period to period, are particularly material to results, impact costs primarily as a result of external market factors and may not occur in future periods if the same level of underlying performance were to occur. These measures are presented because management uses this information to monitor and evaluate financial results and trends and believes this information to also be useful for investors.

Forward-Looking Statements

This press release contains statements based on management’s current expectations, estimates and projections that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 involving known and unknown risks and uncertainties that may cause actual results, performance or achievements of the Company to be materially different from those expressed or implied. Kaiser Aluminum cautions that such forward-looking statements are not guarantees of future performance or events and involve significant risks and uncertainties and actual events may vary materially from those expressed or implied in the forward-looking statements as a result of various factors. These factors include: (a) the continuation of strong long-term demand growth for the Company’s aerospace, automotive and general engineering applications and improvement in the Company’s manufacturing efficiencies; (b) the ability of the Company to identify and successfully execute strategic capital investments and continuous improvement projects to facilitate growth in the Company’s results including internal and external growth opportunities; (c) the Company’s ability to achieve the level of shipments, profitable sales growth, capacity and capability expansions, manufacturing cost efficiencies, increasing operating leverage, productivity improvements, product quality enhancements or other benefits anticipated by management, including those anticipated from the Company’s strategic investments; (d) demand drivers and the Company’s ability to participate in mature and anticipated new automotive programs expected to launch in the future and to successfully launch new automotive programs; (e) growing demand for the Company's products driven by higher airframe build rates, larger airframes and the continued conversion to monolithic designs; (f) changes in the markets served by the Company, including aerospace, defense, general engineering, automotive, distribution and other markets, including changes impacting the volume, price or mix of products sold by the Company and the Company’s ability to flex production consistent with changing demand levels; (g) the impact of the Company’s future earnings, financial condition, capital requirements and other factors on future dividends or the repurchase of shares of the Company’s common stock and any decision by the Company’s board of directors in regard to either; (h) uncertainties related to the General Motor's strike and the resolution on the Boeing 737-MAX; and (i) other risk factors summarized in the Company's reports filed with the Securities and Exchange Commission, including the Company's Form 10-K for the year ended December 31, 2018. The Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company's expectations.

Investor Relations and Public Relations Contact:
Melinda C. Ellsworth
Kaiser Aluminum Corporation
(949) 614-1757

KAISER ALUMINUM CORPORATION AND SUBSIDIARY COMPANIES
STATEMENTS OF CONSOLIDATED INCOME (UNAUDITED)(1)

	Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
	(In millions of dollars, except share and per share amounts)
Net sales	$374.9	$393.1	$1,145.4	$1,196.5
Costs and expenses:
Cost of products sold, excluding depreciation and amortization and other items	298.6	323.3	917.2	983.4
Depreciation and amortization	12.3	11.0	36.3	32.4
Selling, general, administrative, research and development	23.3	23.9	75.7	73.9
Other operating charges, net	—	—	0.1	0.1
Total costs and expenses	334.2	358.2	1,029.3	1,089.8
Operating income	40.7	34.9	116.1	106.7
Other (expense) income:
Interest expense	(5.8)	(5.7)	(17.3)	(17.0)
Other (expense) income, net	(0.8)	0.7	(0.4)	0.3
Income before income taxes	34.1	29.9	98.4	90.0
Income tax provision	(8.7)	(8.2)	(25.8)	(21.9)
Net income	$25.4	$21.7	$72.6	$68.1

Net income per common share:
Basic	$1.59	$1.31	$4.52	$4.09
Diluted[2]	$1.57	$1.29	$4.47	$4.03
Weighted-average number of common shares outstanding (in thousands):
Basic	15,956	16,573	16,042	16,654
Diluted[2]	16,125	16,783	16,235	16,882
1 Please refer to the Company's Form 10-Q for the quarter ended September 30, 2019 for detail regarding the items in the table.
2 Diluted shares for EPS are calculated using the treasury stock method.

KAISER ALUMINUM CORPORATION AND SUBSIDIARY COMPANIES
CONSOLIDATED BALANCE SHEETS (1)

	September 30, 2019	December 31, 2018
	(In millions of dollars, except share and per share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$172.1	$125.6
Short-term investments	25.3	36.7
Receivables:
Trade receivables, net	188.1	179.8
Other	26.1	25.6
Contract assets	46.1	54.9
Inventories	192.5	215.1
Prepaid expenses and other current assets	18.4	18.9
Total current assets	668.6	656.6
Property, plant and equipment, net	614.3	611.8
Operating lease assets	26.3	—
Deferred tax assets, net	6.3	35.9
Intangible assets, net	30.3	32.4
Goodwill	44.0	44.0
Other assets	36.5	38.6
Total	$1,426.3	$1,419.3
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$93.8	$121.4
Accrued salaries, wages and related expenses	31.9	40.1
Other accrued liabilities	50.1	44.0
Total current liabilities	175.8	205.5
Long-term portion of operating lease liabilities	25.6	—
Net liabilities of Salaried VEBA	32.8	32.4
Deferred tax liabilities	4.2	4.2
Long-term liabilities	65.4	66.4
Long-term debt	371.1	370.4
Total liabilities	674.9	678.9
Commitments and contingencies
Stockholders' equity:
Preferred stock, 5,000,000 shares authorized at both September 30, 2019 and December 31, 2018; no shares were issued and outstanding at September 30, 2019 and December 31, 2018	—	—
Common stock, par value $0.01, 90,000,000 shares authorized at both September 30, 2019 and at December 31, 2018; 22,550,827 shares issued and 15,900,956 shares outstanding at September 30, 2019; 22,471,705 shares issued and 16,234,603 shares outstanding at December 31, 2018	0.2	0.2
Additional paid in capital	1,061.5	1,059.3
Retained earnings	193.0	150.2
Treasury stock, at cost, 6,649,871 shares at September 30, 2019 and 6,237,102 shares at December 31, 2018, respectively	(460.1)	(420.5)
Accumulated other comprehensive loss	(43.2)	(48.8)
Total stockholders' equity	751.4	740.4
Total	$1,426.3	$1,419.3

1 Please refer to the Company's Form 10-Q for the quarter ended September 30, 2019 for detail regarding the items in the table.

Reconciliation of Non-GAAP Measures - Consolidated
(Unaudited)
(In millions of dollars, except share and per share amounts)

	Quarterly
	3Q19	2Q19	1Q19	3Q18	2Q18	1Q18

GAAP net income	$25.4	$19.2	$28.0	$21.7	$20.7	$25.7
Interest expense	5.8	5.8	5.7	5.7	5.7	5.6
Other expense (income), net	0.8	0.1	(0.5)	(0.7)	0.5	(0.1)
Income tax provision	8.7	7.3	9.8	8.2	7.8	5.9
GAAP operating income	40.7	32.4	43.0	34.9	34.7	37.1
Mark-to-market loss [1]	1.1	1.5	2.4	2.9	5.5	6.3
Other operating NRR loss (gain) 2.3	2.6	1.5	(1.1)	(1.4)	3.5	(5.7)
Operating income, excluding operating NRR items	44.4	35.4	44.3	36.4	43.7	37.7
Depreciation and Amortization	12.3	12.1	11.9	11.0	10.9	10.5
Adjusted EBITDA [4]	$56.7	$47.5	$56.2	$47.4	$54.6	$48.2

GAAP net income	$25.4	$19.2	$28.0	$21.7	$20.7	$25.7
Operating NRR Items	3.7	3.0	1.3	1.5	9.0	0.6
Non-Operating NRR Items	1.6	1.6	1.7	1.5	1.5	1.5
Tax impact of above NRR Items	(1.5)	(1.1)	(0.7)	(0.8)	(2.8)	(0.5)
Adjusted net income	$29.2	$22.7	$30.3	$23.9	$28.4	$27.3

GAAP earnings per diluted share [5]	$1.57	$1.18	$1.71	$1.29	$1.22	$1.51
Adjusted earnings per diluted share [5]	$1.82	$1.40	$1.85	$1.43	$1.68	$1.60

[1] Mark-to market loss on derivative instruments represents the reversal of mark-to-market gain on hedges entered into prior to the adoption of ASU 2017-12 and settled in 2019 and 2018. Operating income excluding non-run-rate items reflect the realized (gain) loss of such settlements.

2 NRR is an abbreviation for Non-Run-Rate; NRR items are pre-tax.
[3] Other operating NRR items primarily represent the impact of non-cash net periodic benefit (income) cost related to the Salaried VEBA, adjustments to plant-level LIFO, lower of cost or market, environmental expenses, workers' compensation cost (benefit) due to discounting and impairment losses.

[4] Adjusted EBITDA = Consolidated Operating Income before non-run-rate plus Depreciation and Amortization.
[5] Diluted shares for EPS are calculated using the treasury stock method.